EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) is dated as of the 1st day of November, 2009 (the “Effective Date”).

BETWEEN:

CALECO PHARMA INC., a Nevada corporation having an address at Suite 410 – 103 East Holly Street, National Bank Building, Bellingham, WA 98225.

(the “Licensor”)

OF THE FIRST PART

AND:

CALECO PHARMA EUROPE, S.L., a Spanish corporation having an address at Bori I Fontesta No 19, 5o, 1a, Barcelona, Spain 08016.

(the “Licensee”)

OF THE SECOND PART

WHEREAS:

A.          The Licensor has developed or is in the process of developing the products set out in the attached Schedule “A” as Food Supplements, Hair and Dermatological Products, Energy Drinks and Chewing Gum (the “Products”);

B.          The Licensee desires to secure the license, right and permission to market, distribute and sell the Products in the Territory (as defined below); and

C.          The Licensor is willing to license the Products to the Licensee for such development and use, upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.          DEFINITIONS

In this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” means any company, corporation, partnership, limited liability company, trust or other business entity that directly or indirectly controls, is controlled by, or is under common control with a designated person or entity, and for such purpose “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise;

“Development Plan” means a plan setting out the activities to be undertaken by the Licensee in connection with the marketing, distribution and sale of the Products in the Territory. Attached as Schedule “C” is a preliminary outline of the initial Development Plan;

“Exclusive License” has the meaning set forth in Section 2.1 of this Agreement;

“First Commercial Sale” means the initial sale by or on behalf of the Licensee of the Products to a third party;

“Gross Sales” means the gross amounts invoiced by the Licensee, its Affiliates and its respective sublicensees for sales of the Products to third parties that are not sublicensees of the selling party (unless such sublicense is the end user of such Products, in which case the amount billed therefore shall be deemed to be the amount that would be billed to a third party end user in an arms length transaction); At the end of the year a reconciliation will be made based on any possible rebate or discount made, always justified on a former agreement.

“Improvement” means any modification or variant of the Products, whether patentable or not, which, if manufactured, used, or sold, would fall within the scope of the Products;

“Intellectual Property” means all copyrights, patent rights, trade secret rights, trade names, trademark rights, process information, technical information, designs, drawings, inventions and all other intellectual and industrial property rights of any sort related to or associated with the Products;

“Know-how” means all know-how, knowledge, expertise, inventions, works of authorship, prototypes, technology, information, know-how, materials and tools relating thereto or to the design, development, manufacture, use and commercial application of the Products;

“Products” means those products set out in Schedule “A” of this Agreement. The Licensee acknowledges that the formulations of the Products are derived from the Licensor’s Technology, including the Licensor’s patent applications and European Drug Master File Applications as set out in Schedule “B”;

“Reporting Quarter” means each respective period of three (3) consecutive months ending on January 31, April 30, July 31 and October 31;

“Royalty” has the meaning set forth in Section 3.1 of this Agreement;

“Securities Act” means the United States Securities Act of 1933;

“Technology” means the technology utilized by the Products developed by the Licensor including all Improvements related thereto, and all related trademarks, copyrights, and the Licensor’s patent applications and European Drug Master File Applications as set out in Schedule “B”;

“Territory” means all countries located in the European continent, including but not limited to the following countries: Albania, Germany, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Vatican City, Denmark, Slovakia, Slovenia, Spain, Estonia, Finland, France, Georgia, Greece, Hungary, Iceland, Ireland, Italy, Kazajistán, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Moldova, Monaco, Montenegro, Norway, Netherlands, Poland, Portugal, United Kingdom, Czech Republic, Republic Of Macedonia, Romania, Russia, San Marino, Serbia, Sweden, Switzerland, Turkey and Ukraine.

2.          GRANT OF EXCLUSIVE LICENSE

2.1        The Licensor grants to the Licensee the exclusive right and license to enjoy, commercialize and exploit, use and sell the Products throughout the Territory.

2.2        In consideration of the grant of the Exclusive License, the Licensee agrees to:

(a)

issue to the Licensor such number of shares of the Licensee that shall equal ten percent (10%) of the issued and outstanding shares of the Licensee (the “Shares”), within 30 days following the date of execution of this Agreement. The Licensee acknowledges that it has an issued and outstanding share capital of 3,340 Euros and has no options or warrants to acquire shares issued and outstanding; and

(b)	pay the royalty set out in Article 3.

2.3        The Licensee shall not issue any additional shares of any class or rights to acquire shares of any class except as follows:

(a)

If the Licensee offers to issue additional shares and the Licensee’s outstanding share capital is 1,000,000 Euros or less, the Licensee shall issue to the Licensor, for no additional consideration, the same class of shares to the Licensor and such number of shares equal to ten percent (10%) of the issued shares following their issuance.

(b)

If the Licensee offers to issue additional shares and the Licensee’s share capital is above 1,000,000 Euros at the time of the issuance, the Licensee shall grant the Licensor a right to purchase, for the same price and on the same terms, the same class of shares offered and such number of shares equal to ten percent (10%) of the issued shares following their issuance.

2.4        The Licensee or the shareholders of the Licensee shall subscribe for 1,000,000 shares of the Licensor’s common stock at a price of $0.10 per share. The parties acknowledge that the shares are “restricted securities” within the meaning of the Securities Act and will be issued to non-U.S. persons in accordance with Regulation S of the Securities Act.

2.5        The Licensor will not have any right to sell or distribute the Products in the Territory, including any new products derived from the plant extracts of Calendula Officinalis L., Agrimonia Eupatolia L. and Lamium Album L., as long as the present contract is valid and all the terms and conditions are being respected.

3.          ROYALTY

3.1        The Licensee shall pay to the Licensor a royalty (the “Royalty”) on the sale of the Products by the Licensee equal to 5% of the Gross Sales.

3.2        The Royalty shall be calculated and reported for each Reporting Quarter, commencing on January 31, 2010. For each Reporting Quarter, whether or not a payment is due for such reporting period, reports shall be provided to the Licensor fifteen (15) days after the end of each Reporting. All payments due to the Licensor as a result of Gross Sales by the Licensee under this Agreement shall be payable forty-five (45) days of the end of each Reporting Quarter.

3.3        All payments hereunder shall be payable in Euros by wire transfer in immediately available funds to a bank and account designated in writing by the Licensor, unless otherwise specified in writing by the Licensor.

4.          RIGHT TO SUBLICENSE

4.1        The Licensee shall have the right during the continuance of this Agreement to enter into agreements with other persons, firms or corporations, giving and granting to them or any of them the right to market, distribute and sell the Products in the Territory subject to the following conditions:

(a)	the granting by the Licensee of a sublicense shall not relieve the Licensee of any of its obligations under this Agreement;

(b)	such sublicense agreement shall still entitle the Licensor to be paid the Royalty; and

(c)	the sublicensee agrees to be bound by all the terms of this Agreement.

4.2        Upon entering into a sub-license agreement, the Licensee shall immediately provide a copy of the agreement to the Licensor.

5.          DEVELOPMENT AND COMMERCIALIZATION

5.1        The Development Plan and all updates and amendments thereto shall be subject to the review and comment by the Licensor. Within forty-five (45) days of the Effective Date, the Licensee will prepare an initial draft Development Plan based on the outline attached hereto as Schedule C and submit such initial draft Development Plan for review, comment and approval by the Licensor. The Licensor will have the opportunity to provide comments and make amendments to the Development Plan. The Licensee shall be required to make such reasonable changes as required by the Licensor.

5.2        The Licensee shall be responsible for all costs associated with the development, distribution and sale of the Products in the Territory.

5.3        During the term of this Agreement, the Licensee shall use commercially reasonable efforts to distribute and sell the Products in the Territory.

5.4        The Licensee shall have incurred expenditures of 65,000 Euros in connection with the distribution and sale of the Products in the Territory within sixty (60) days of receiving the complete line of products samples from the manufacturer. The First Commercial Sale of the Products in the Territory must occur within sixty (60) days of the date that the Licensee receives its first delivery of the complete line of product samples from the manufacturer.

5.5        If the Licensee fails to comply with the provisions of this Article 5, the Licensor may terminate this Agreement in accordance with Section 11.1 of this Agreement.

5.6        The Licensor shall be responsible for selecting a manufacturer to manufacture the Products in the Territory. Notwithstanding the above and subject to the approval of the Licensor, the Licensee may select a manufacturer to manufacture the Products.

5.7        Upon the Licensor selecting a manufacturer, the Licensee shall enter into a manufacture and supply agreement with the manufacturer. The Licensee shall be responsible for all payments to the manufacturer in connection with the manufacturing of the Products in the Territory.

6.          TITLE TO INTELLECTUAL PROPERTY / IMPROVEMENTS

6.1        The Technology and trademarks included in the Products shall remain the property of the Licensor subject to the Exclusive License granted by this Agreement. The Licensor shall, upon demand, execute and deliver to the Licensee such documents as may be deemed necessary by counsel for the Licensee for filing in appropriate government offices to evidence the granting of the Exclusive License.

6.2        In the event the Licensee or the Licensor shall make any Improvements, the said Improvements and any applications and patents therefor shall likewise come under this Agreement and be subject to all the terms and provisions thereof.

7.          TECHNICAL ASSISTANCE

7.1        The Licensor shall, at the Licensee’s request and expense, provide technical assistance to the Licensee within fifteen (15) days of a request by the Licensee to provide such assistance.

7.2        Upon the Licensee’s request, the Licensor shall provide to the Licensee its technical and scientific information of the Products to assist the Licensee in its distribution and sale of the Products. The Licensor shall only be required to provide the Licensee with such information that is already in the public domain.

8.          AUDIT

8.1        The Licensee shall keep and maintain during the currency of this Agreement such full and accurate records (including books of account) as are necessary to determine the amounts payable hereunder and shall permit a member of the American Institute of Public Accountants designated by the Licensor during normal business hours and upon reasonable notice to have full access to such records, to audit them, and to make copies of them solely for the purpose of verifying the accuracy thereof. The Licensor shall bear all costs of such examination unless such examination reveals a material misstatement or mispayment of the amount owing by the Licensee to the Licensor of 7.5% or more, in which event the Licensee shall bear all costs of such examination, and the Licensee agrees to promptly reimburse Licensor for such costs.

If any such inspection reveals a shortfall in the royalties payable to the Licensor hereunder then the Licensee shall forthwith pay the full amount of such shortfall, plus interest as herein provided, to Licensor.

8.2        For each of the Licensee’s fiscal years occurring wholly or partly during term of this Agreement, the Licensee shall within six months after the end of each such fiscal year, deliver to the Licensor a copy of the Licensee’s financial statements for such fiscal year.

9.          PATENTS OR TRADEMARKS

9.1        The Licensee shall have the right to use the trade name “Caleco Pharma” in connection with the marketing, sale and distribution of the Products in the Territory.

9.2        If any complaint alleging infringement or violation of any Trademark or other proprietary rights is made against the Licensor or its customers, licensees or sub-licensees in respect of the manufacture, use or sale of Products in any country in the Territory, then the following procedure shall be adopted. The Licensee shall promptly upon receipt of any such complaint notify the Licensor of same, and shall throughout the pendency of such complaint keep the Licensor fully informed of the actions and positions taken by the complainant and taken and proposed to be taken by the Licensee. The Licensor may elect to participate formally in any litigation involving the complaint, to the extent that the court permits, but any additional expenses generated by such formal participation shall be borne entirely by the Licensor (subject to the possibility of recovery of some or all of such additional expenses from the complainant).

10.        TERM AND TERMINATION

10.1       The Exclusive License will be for a term of 20 years (the “Term”) from the date this Agreement is executed, unless sooner terminated in accordance with the provisions of this Agreement.

10.2        Notwithstanding Article 11 of this Agreement, the Licensor may terminate this Agreement on thirty (30) days written notice to the Licensee if the Licensee has failed to achieve the following annual gross revenues from the sale of the Products in the Territory as set out below:

(a)	annual gross revenues of $3 million during the period from July 31, 2012 to July 30, 2013;

(b)	annual gross revenues of $5 million during the period from July 31, 2013 to July 30, 2014; or

(c)	annual gross revenues of $12 million during the period from July 31, 2014 to July 30, 2015.

11.          DEFAULT

11.1        If the Licensee is in default of any material obligation under this Agreement, then the Licensor may give notice of default (a “Notice of Licensee Default”) to the Licensee. Upon receipt of a Notice of Licensee Default and subject to the Licensee’s right to arbitrate a dispute as to a default, the Licensee will have a period in which to remedy the default (a “Licensee Remedy Period”). The Licensee Remedy Period will equal thirty (30) days if the default relates to non-payment of the Royalty or non-issuance of the Shares. The Licensee Remedy Period will equal sixty (60) days in any other case.

11.2        If the Licensee disputes that it is in default, it may give a notice to arbitrate to the Licensor (a “Notice to Arbitrate”). A Notice to Arbitrate must be given within the applicable Licensee Remedy Period. If the Licensee delivers a Notice to Arbitrate, then the dispute will be arbitrated in accordance with the arbitration provisions of this Agreement and the Licensee Remedy Period will be suspended until such time as the arbitrator reaches a decision. If the arbitrator determines that the Licensee is not in default of its obligations under this Agreement, then the Licensee will be deemed not to be in default of its obligations under this Agreement. If the arbitrator determines that the Licensee is in default of its obligations under this Agreement, then the Licensee Remedy Period will be deemed to re-commence on the date of the decision of the arbitrator and the Licensee will have either thirty (30) or sixty (60) days, as applicable, to remedy the default.

11.3        If the Licensee fails to remedy a default within the applicable Licensee Remedy Period, then the Exclusive License will terminate.

11.4        If the Licensor is in default of any material obligation under this Agreement, then the Licensee may give notice of default (a “Notice of Licensor’s Default”) to the Licensor. Upon receipt of a Notice of Licensor’s Default and subject to the Licensor’s right to arbitrate a dispute as to a default, the Licensor will have a period of sixty (60) days in which to remedy the default (an “Licensor’s Remedy Period”).

11.5        If the Licensor disputes that it is in default, the Licensor may give a notice to arbitrate to the Licensee (a “Notice to Arbitrate”). A Notice to Arbitrate must be given within the applicable Licensor’s Remedy Period. If the Licensor delivers a Notice to Arbitrate, then the dispute will be arbitrated in accordance with the arbitration provisions of this Agreement and the Licensor’s Remedy Period will be suspended until such time as the arbitrator reaches a decision. If the arbitrator determines that the Licensor is not in default of its obligations under this Agreement, then the Licensor will be deemed not to be in default of their obligations under this Agreement. If the arbitrator determines that the Licensor is in default of its obligations under this Agreement, then the Licensor’s Remedy Period will be deemed to commence on the date of the decision of the arbitrator and the Licensor will have thirty (30) to remedy the default.

11.6        If the Licensor fails to remedy a default within the applicable Licensor’s Remedy Period, then the obligation of the Licensee to pay the Royalty will be suspended until such time as the default is remedied by the Licensor, provided that the Licensee will be entitled to deduct any damages arising from the default from any future payment of the Royalty.

12.          ARBITRATION OF DISPUTES

12.1
12.1        Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, the parties renounce expressly to any other applicable jurisdiction, and submit to Arbitration of Law before the International Chamber of Commerce of Paris (ICC). . Any matter presented for arbitration will be settled by arbitration proceedings conducted by one arbitrator . The decision of the arbitrator as to any matter in dispute under this Agreement will be binding and conclusive upon the parties. The decision of the arbitrators will be rendered in writing and will include the basis for the decision. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction

13.          INTEREST ON OVERDUE PAYMENTS

13.1        Except as otherwise specified herein, interest shall accrue on all overdue payments hereunder from the due date for such payment until actual payment, such interest to be computed at an effective annual interest rate of 6% per annum over and above Euribor in Euros.

14.          ASSIGNMENT

14.1        Neither party may assign its rights and obligations under this Agreement without the other party’s prior written consent. Any refusal by the parties of an assignment will not be considered unreasonable if the transaction that is the subject of the refusal is in accordance with internationally accepted standards for the licensing of Products. The assigning party shall provide the other party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor from liability hereunder. Any attempted assignment in contravention of the foregoing shall be void.

15.          CONFIDENTIALITY

15.1        Where use in this Agreement, “Confidential Information” means all knowledge, information, techniques, methods, processes, Know How, business projections, and Intellectual Property (whether or not reduced in writing; whether or not subject to proprietary protection at law; and whether or not the information is already available in the public domain) in any way concerning or relating to the Products which in any way and at any time or times has been or may be communicated to, acquired by, or learned of by the Licensee in the course of or as a direct or indirect results of the Licensee’s access to information concerning the Products provided by the Licensor. The Licensee specifically acknowledges and agrees in this Agreement, “Confidential Information” includes information, which may be in the public domain in some form but shall be considered confidential herein due to its method and presentation as part and parcel of the development and commercialization of the Products.

15.2        The Licensee acknowledges that the success, profitability and competitive position of the Licensor requires that strict confidentiality be maintained at all times with respect to all Confidential Information, and that any breach of such confidentiality is capable of causing substantial damage to the Licensor. Accordingly, the Licensee covenants and agrees with the Licensee that:

(a)	the Licensee shall at all times hereafter keep all Confidential Information in the strictest confidence;

(b)	the Licensee shall hold all Confidential Information in trust for the Licensor; and

(c)	the Licensee shall not at any time hereafter directly, indirectly or in any other manner:

	(ii)	publish or in any way participate or assist in the publishing of any Confidential Information;

	(iii)	utilize any Confidential Information, except only as may be required for the development, manufacturing, commercialization and sale of the Products by the Licensee; or

	(iv)	disclose or assist in the disclosure of any Confidential Information to any person, firm, corporation or other entity whatsoever.

The provisions of this Section 15.2 shall not apply to any Confidential Information which the Licensee expressly permits the disclosure of, provided that the disclosure is made in compliance with any conditions imposed in connection with the permission of such disclosure.

16.          INDEMNIFICATION

16.1        The Licensee shall indemnify, defend and hold harmless the Licensor (including its officers, directors, employees and agents) from and against any/all claims, damages, liabilities, settlement costs and expenses (including reasonable legal fees) arising from or occurring as a result of the distribution or sale of the Products in the Territory by the Licensee, its Affiliates or sublicensees; the negligence or willful misconduct of the Licensee; or the breach of any of the covenants, warranties and representations made by the Licensee to the Licensor under this Agreement.

16.2        The Licensor agrees to indemnify, defend and hold harmless Licensee (including its officers, directors, employees and agents) from and against any/all claims, damages, liabilities, settlement costs and expenses (including reasonable legal fees) arising directly or indirectly from or relating to the negligence or willful misconduct of the Licensor or manufacturer; or the breach of any of the covenants, warranties and representations made by the Licensee to the Licensor.

16.3        In no event shall either party to this Agreement be liable to the other (including its officers, directors, employees and/or agents) for any indirect, special, incidental or consequential damages whatsoever, including, without limitation, damages in the nature of lost profits or business interruption, whether arising in contract (including fundamental breach), tort (including negligence) or otherwise, even if the other party was advised of the possibility of such damages, or whether such damages were foreseeable.

17.          INSURANCE

17.1        During the Term, the Licensee shall obtain and maintain, at its sole cost and expense, product liability insurance in connection with the distribution and supply of the Products in amounts that are reasonable and customary in the European Union pharmaceutical and biotechnology industry for companies engaged in comparable activities, designating the Licensor as an additional insured under such insurance. It is understood and agreed that this insurance shall not be construed to limit the Licensee’s liability with respect to its indemnification obligations hereunder.

17.2        The Licensee shall provide to the other party upon request a certificate evidencing the insurance such party is required to obtain and keep in force under this Article 17. The Licensee will notify the Licensor at least thirty (30) days’ prior to the expiration or cancellation of such insurance, or any reduction in coverage thereunder.

18.          EQUAL PARTICIPATION IN DRAFTING

18.1        The parties have equally participated in the drafting of the within Agreement, each having had the opportunity to be independently represented by counsel. The Licensee acknowledges that O’Neill Law Group PLLC have acted solely for the Licensor in connection with the preparation, negotiation and execution of this Agreement and the Licensee has been advised to obtain the advice of independent legal counsel in entering into this Agreement.

19.          REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

19.1        The Licensor represents and warrants to the Licensee that:

(a)

The execution and delivery of this Agreement by the Licensor has been duly authorized. The person executing this Agreement on behalf of the Licensor has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of the Licensor and is enforceable against the Licensor in accordance with its terms; and

(b)

The Licensor warrants that the Products are genuine and valid, that it has sole title to them, and full right, authority and power to enter into this Agreement, and that it shall indemnify and save harmless the Licensee against any and all rights and contracts that may be held or claimed by others.

20.          REPRESENTATIONS AND WARRANTIES OF THE LICENSEE

20.1        The Licensee represents and warrants to the Licensor that:

(a)	The Licensee is a corporation that is duly formed, organized, validly existing and in good standing under the laws of its jurisdiction of formation; and

(b)

The execution and delivery of this Agreement by the Licensee has been duly authorized. The person executing this Agreement on behalf of the Licensee has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of the Licensee and is enforceable against the Licensee in accordance with its terms.

21.          MISCELLANEOUS PROVISIONS

21.1        No cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy hereby provided, shall be effective for any purpose unless specifically set forth in writing, signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

21.2        This Agreement shall be construed in accordance with, and governed by, the laws of the State of Nevada and each party hereto adjourns to the jurisdiction of the courts of the State of Nevada.

21.3        The headings are inserted solely for convenience of reference and shall not be deemed to restrict or modify the meaning of the Articles to which they pertain.

21.4        This Agreement constitutes the entire agreement between the parties with respect to all matters herein contained, and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by all parties hereto and any amendments, alterations or qualifications hereof shall not be binding upon or affect the rights of any party who has not given its consent in writing.

21.5        The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

21.6        In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

21.7        In the event of an inability or failure by any party by reason of any fire, explosion, war, riot, strike, walk-out, labour controversy, flood, shortage of water, power, labour transportation facilities or necessary materials or supplies, default or power failure of carriers, breakdown in or the loss of production or anticipated production from plant or equipment, act of God or public enemy, any law, act or order of any court, board, government or other authority of competent jurisdiction, or any other direct cause (whether or not of the same character as the foregoing) beyond the reasonable control of the party, then the party shall not be liable to the other party and will not be deemed to be in default during the period and to the extent of such inability or failure.

21.8        Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if:

(a)	Delivered personally;

(b)	Sent by prepaid courier service or mail;

(c)	Sent prepaid by telecopiers, fax, telex or other similar means of electronic communication; or

(d)	Addressed to the relevant party at the address/fax number shown for that party at the beginning of this Agreement.

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or, if sent by telex, fax, telecopier or other electronic communication, on the first business day thereafter, or if sent by mail on the third business day thereafter. Any party may change any particulars of its address/fax number for notice by notice to the others in the manner above described.

21.9        Time shall be of the essence of this Agreement.

21.10      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

21.11      The relationship between the Licensor and the Licensee is, and during the term of this Agreement shall be that of independent contractors. No party shall be deemed a legal representative or agent of the other party for any purpose and shall have no right or authority to assume or create in writing or otherwise, any obligation of any kind, express or implied, with respect to any commitments, in the name of the other party or on behalf of the other party, unless given with the express written authority of such party. Furthermore, the relationship among the Licensor and the Licensee hereunder shall not constitute a joint venture, general partnership or similar arrangement.

21.12      This agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement and as of the date and year first above written.

CALECO PHARMA EUROPE S.L.	CALECO PHARMA CORP.
by its authorized signatory	by its authorized signatory:

/s/ Fernando Chavarri Gonzalez	/s/ John Boschert
Signature of Authorized Signatory	Signature of Authorized Signatory

Fernando Chavarri Gonzalez	John Boschert
Name of Authorized Signatory	Name of Authorized Signatory

President	President
Position of Authorized Signatory	Position of Authorized Signatory

\4438\25-Europe Marketing License\ExclLicenseAgt.v6.doc

SCHEDULE A

to that Exclusive License Agreement dated as of November 1st, 2009

PRODUCTS

1.	Lamiridosin
2.	Lamiricream (2)
3.	Lamirigel (3)
4.	Lamirishampoo
5.	Lamiriconditioner
6.	Lamirihairtonic
7.	KTKin
8.	KTK Chewing Gum
9.	KTKids Children Chewing Gum.

SCHEDULE B

to that Exclusive License Agreement dated as of November 1st, 2009

LIST OF PATENT APPLICATIONS

	Patent Application Number	Description of Patent Application
1.	US Patent Application #20080319042	Compositions and Methods of Treatment of Liver Disease
2.	PCT/US2008/001912	Compositions and Methods of Treatment of Liver Disease

LIST OF EUROPEAN DRUG MASTER FILES

	Exxentia File Number of EDMF	Description of EDMF
1.	ED/0812313	Calendula officinalis L.
2.	ED/0812311	Agrimonia eupatoria L.
3.	ED/0812314	Lamium album L.

SCHEDULE C

to that Exclusive License Agreement dated as of November 1st, 2009

DEVELOPMENT PLAN